MEMC ELECTRONIC MATERIALS, INC.

                       SEVERANCE PLAN FOR SENIOR OFFICERS

Objectives: (1)Assure key executives of fair and equitable treatment in cases of involuntary termination, (2) aid in attracting and retaining key executives during an uncertain period, while avoiding the need for individual negotiations and the potential inequities that could arise, and (3) treat terminations uniformly, whether or not in connection with a change in control, thereby avoiding any concern which would arise if the plan was only for change in control situations.

Vehicle for Providing Severance Protection: Severance Plan for Senior Officers (not individual contracts), adopted in writing by the Board of Directors, with individuals covered by the plan designated in writing and approved by the Compensation Committee. Covered executives will receive written notice of their designation and a copy of the Plan signed by the Corporate Vice President, Human Resources.

Nature of Contract: This Plan provides for severance payments to eligible employees in the amounts and in the circumstances described in this Plan. Nothing contained in this Plan shall be construed to be a contract of employment for any term, nor shall the provisions of this Plan restrict the right of MEMC Electronic Materials, Inc. ("MEMC") to discharge an eligible employee, or restrict the right of an eligible employee to terminate his or her employment. This Plan relates exclusively to additional compensation for services rendered in certain limited circumstances explicitly described in this Plan.

Eligibility: Those Corporate and Executive Vice Presidents reporting to the CEO who are designated in writing and approved by the Compensation Committee shall be eligible to participate in this Plan. Covered executives will receive written notice of their designation.

Duration of Severance Protection: This Severance Plan shall remain in effect for three years from the date of its adoption, and shall be automatically renewed annually thereafter, unless twelve months advance notice is given to the affected covered executive to amend or terminate the plan. Notwithstanding the above, this Plan shall remain in effect for two years following a Change in Control, after which time the Plan shall terminate.

An employee may be removed from coverage in this Plan by the Compensation Committee only by twelve months advance written notice to the employee; provided that an employee who is an eligible employee at the time of a Change in Control shall remain covered by this Plan for at least two years following the Change in Control.

A Change in Control ("CIC"), for purposes of this Plan, means a change in control as defined in the MEMC Electronic Materials, Inc. Equity Incentive Plan, as Restated March 18, 1997; except that the parenthetical exception for the acquisition of all of the Common Stock pursuant to approval of the Continuing Directors shall not apply.

Types of terminations Which Trigger Severance Benefits: MEMC shall provide the severance benefits described below in the event of an Involuntary Termination of employment (other than a Termination for Cause) of an eligible employee while covered by this Plan, or in the event of the Constructive Termination of employment of an eligible employee while covered by this Plan within two years after a CIC.

An employee shall not be entitled to severance benefits under this Plan on account of death, total and permanent disability, a Voluntary Termination of employment, or a Termination for Cause. Furthermore, an employee shall not be entitled to severance benefits under this Plan on account of termination of employment with MEMC as a result of a sale or spin-off of a subsidiary or business unit if (1) the executive is offered continued employment with the sold or spun-off entity that does not result in: a material, adverse change in title, responsibilities or reporting relationship; an adverse change in total compensation opportunity unless part of a cutback applicable to a broad class of management employees; or a forced relocation more than 25 miles from the executive's pre-CIC MEMC office location; and (2) the purchaser enters into a severance agreement with the executive that provides substantially similar benefits as this Plan for a period of at least two years after such transaction.

Definitions:

A Voluntary Termination of employment means a termination of employment with MEMC resulting solely from the initiative of the employee without undue influence, coercion or duress on the employee caused by MEMC. A resignation by an employee which is an alternative to immediate termination by MEMC is not a Voluntary Termination.

An Involuntary Termination is a termination of employment that is not a Voluntary Termination as defined above.

A Constructive Termination after a CIC means a

(1)  Material,   adverse   change  in  title,   responsibilities   or  reporting
     relationship,

(2) Adverse change in total compensation opportunity unless part of a cutback applicable to a broad class of management employees,

(3) Forced relocation more than 25 miles from the executive's pre-CIC MEMC office location, or

(4) Failure of the new owner to honor the Plan or the aspects of a sale agreement relating to employment matters within two years after a CIC.

An eligible employee must file written notice of such an event with the Corporate Vice President, Human Resources within thirty days of the event. If MEMC does not rectify the event within thirty days after receipt of such notice, the employee may quit and receive severance benefits.

Termination for Cause means the Involuntary Termination of employment of an employee because of:

(1)  Dishonesty that results in a material detriment to MEMC;

(2)  The intentional subversion of MEMC's best interests; or

(3) Insubordination with respect to a specific directive or resolution of the CEO or the Board of Directors.

Severance Benefits:

The severance benefits under this Plan shall consist of the following four components:

Cash Compensation: The greater of (1) one year's base salary in effect at the time of termination of employment (with no payment for accrued or unused vacation), or (2) two week's of such salary for each Year of Service (as defined in the Supplemental Executive Pension Plan ("SEPP") for purposes of vesting), plus one week, plus accrued and unused vacation. In addition, the executive will receive a pro rata bonus payment for the year of termination based on the number of days in such year before the date of termination of employment. The base bonus for purposes of such proration shall be determined based on the actual level of achievement of the relevant goals. However, if the termination of employment occurs within two years after a CIC, such pro rata bonus shall be based on the full targeted level (without regard to the achievement of goals); and, in addition to such pro rata bonus, the executive will receive a payment equal to the bonus to which the executive would be entitled for the year of termination at the full targeted level.

The salary-based portion of such severance payment shall be paid in a single lump sum, net of applicable taxes, within thirty days of termination. The bonus portion of such severance payment generally shall be paid at the same time as bonuses are paid generally to executives with respect to that year. However, the bonus portion of such severance payment due on account of a termination of employment within two years after a CIC shall be paid within thirty days of termination.

Stock Options: Outstanding stock options will be treated according to the terms of their award letter; provided that, if a termination of employment occurs subsequent to and within two years of a CIC which triggers severance benefits, the executive will be deemed to have retired for purposes of the stock option awards.

Retirement Benefits: Notwithstanding anything to the contrary in the SEPP for purposes of determining benefits under the SEPP, the period of severance with respect to which severance pay was determined shall be treated as Benefit Service. Payments from the SEPP shall not commence until such severance period has lapsed. However, Average Total Earnings shall be determined as of the actual termination of employment of the employee.

Medical Benefits: If an employee eligible for such severance payments is not eligible for MEMC retiree medical benefits at termination of his or her employment, MEMC will pay the executive the grossed up cost of eighteen months COBRA premiums for medical and dental coverage for the same level of coverage that the executive is enrolled immediately prior to termination.

If an employee eligible for such severance payments is eligible for MEMC retiree medical benefits at termination of his or her employment, MEMC will pay the executive the grossed up cost of eighteen months COBRA premiums only for dental coverage for the same level of coverage that the executive is enrolled immediately prior to termination.

All other coverage will be terminated as of the termination date in accordance with the terms of the applicable plan.

Severance benefits under this Plan shall be in lieu of any severance benefits under any other severance plan or policy of MEMC.

Amendment and Termination:

Subject to the initial three year duration period described above, the Board of Directors may amend or terminate this Plan at any time; except that, for any amendment or termination that adversely affects a covered executive, a one-year notice shall be given to such employee. In the event a CIC occurs during that notice period, the intended change shall be suspended. Notwithstanding the above, this Plan shall remain in effect for two years following a Change in Control, after which time it shall terminate.

Release: If the benefits under this Plan are invoked as a result of an action that is not following a CIC, the executive will be obligated to sign a release acceptable to MEMC in order to receive payment. In the event of benefits invoked as a result of a CIC, no release will be required for benefits to be paid.

Arbitration: Any disputes between the parties to this Agreement shall be settled by arbitration in St. Louis, Missouri, before a single arbitrator in accordance with the Commercial Arbitration Rules under the American Arbitration Association, provided that discovery shall be permitted in accordance with the Federal Rules of Civil Procedure. The decision of such arbitration shall be final and conclusive on the parties, and judgment upon such decision may be entered in any court having jurisdiction thereof. The employer will pay the full cost of the arbitration.